EXHIBIT 10.1

SEARS HOLDINGS CORPORATION

2007 ANNUAL INCENTIVE PLAN

SECTION 1

GENERAL

1.1. Purpose. The Sears Holdings Corporation 2007 Annual Incentive Plan (the “AIP”) is a performance-based incentive program. The purpose of the AIP is to reward eligible employees of Sears Holdings Corporation (the “Company”), Sears Holdings Management Corporation, Sears, Roebuck and Co., Kmart Holding Corporation and their participating wholly owned subsidiaries (collectively referred to as “Employers”), for sustained Company fiscal performance. The AIP is established under, and constitutes a part of, the Sears Holdings Corporation Umbrella Incentive Program (the “UIP”), which UIP was previously approved by shareholders. Both (a) Awards structured to satisfy the requirements for “performance-based compensation” outlined in regulations issued under Section 162(m) of the Internal Revenue Code (“Code”), and (b) Awards not so structured, may be issued hereunder.

1.2. Operation, Administration and Definitions. The operation and administration of the AIP, including the Awards made under the AIP, shall be subject to the provisions of Section 7. Capitalized terms in the AIP shall be defined in the provision in which a term first appears or as set forth in Section 9.

1.3. Participating Employers. Each Employer whose eligible employee’s are covered by the AIP may be referred to herein as a “Participating Employer”. Participating Employers are listed on Appendix A.

SECTION 2

PARTICIPATION

2.1. Eligible Employee. Except as provided herein, the term “Eligible Employee” means all: (a) salaried employees and (b) corporate hourly employees, of the Company, an Employer or any wholly owned subsidiary, which is a Participating Employer. “Corporate hourly employees” refer to hourly employees employed at a “Support Center” (as defined in Section 9). Subject to the terms and conditions of the AIP, Corporate Compensation shall determine Eligible Employee status. Eligible Employees are “Participants” in the AIP. Notwithstanding the forgoing, Eligible Employee shall not include any Executive (as defined in Section 9) seconded to Sears Canada Inc. with respect to any portion of the applicable 2007 Fiscal Year (as such term is defined in Section 9) that such Executive is seconded to Sears Canada Inc.

2.2. New Hires; Changes in Status; Promotions and Demotions.

(a) New Hires. Corporate Compensation (or its authorized representative) shall determine whether and when an employee who is a new hire is an Eligible Employee. The terms and conditions of any Award for such an individual shall be (i) based on the Target Annual Incentive for the new hire’s incentive-eligible “Assignment” (as such term is defined in Section 9) and (ii) subject to a fraction, the numerator of which is the number of full days on active payroll (except as otherwise provided herein) during the Performance Period that the Eligible Employee was a Participant in the AIP and the denominator of which is the number of full days in the Performance Period.

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(b) Changes in Status. Corporate Compensation (or its authorized representative) shall determine whether and when an employee who has a change in status becomes or ceases to be an Eligible Employee during the Performance Period. The terms and conditions of any Award for such an individual shall be (i) based on the Target Annual Incentive for the incentive-eligible Assignment and (ii) subject to a fraction, the numerator of which is the number of full days on active payroll (except as otherwise provided herein) during the Performance Period that the Eligible Employee was a Participant in the AIP and the denominator of which is the number of full days in the Performance Period.

(c) Promotion. If a Participant is promoted, the Award for such an individual shall be based on a pro-ration, whereby the Target Annual Incentive for the new Assignment will apply to the remainder of the Performance Period and the Target Annual Incentive for the immediately preceding incentive-eligible Assignment will apply to the portion of the Performance Period immediately the effective date of the promotion, subject to subsection 3.2. Notwithstanding the foregoing, in no event will positive discretion be applied to any Award that has been designated as intended to meet the requirements of Code Section 162(m) (and the regulations issued thereunder) with respect to the Performance Period or as of the applicable Payment Date.

(d) Demotions. If a Participant is demoted, the Award for such an individual shall be based on a pro-ration, whereby the Target Annual Incentive for the new Assignment will apply to the remainder of the Performance Period and the Target Annual Incentive for the immediately preceding Assignment will apply to the portion of the Performance Period immediately preceding the effective date of the promotion, subject to subsection 3.2.

SECTION 3

ANNUAL INCENTIVE AWARDS

3.1. Annual Incentive Awards. Except as provided herein, Corporate Compensation shall determine, in its sole discretion, the “Target Annual Incentive” (as such term is defined herein) for each Assignment. Notwithstanding the forgoing, the “Compensation Committee” (as such term is defined in Section 9 below) shall approve the Target Annual Incentives and the Awards for Executive employees under its purview.

(a) A “Target Annual Incentive” shall refer to the percentage of a Participant’s rate of base pay during the Performance Period, which percentage shall be based on the Participant’s Assignment and the competitive market place.

(b) The “Target Incentive Award” shall consist of a commitment by the Company to distribute, at the time specified in, and in accordance with the applicable provisions of, Section 5 below, a dollar amount based on a Participant’s Target Annual Incentive and based on actual performance of the Company and the Participant, as compared to established performance goals described in Section 4 below. The Target Incentive Award shall be subject to pro-ration (if applicable) and certification of the calculation of the final Award amount by Corporate Compensation or the Compensation Committee, as applicable.

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(c) The “Quarterly Incentive Award” shall refer to the portion of the Target Incentive Award for a “Retail Participant” (as such term is defined in Section 9) that is based on quarterly performance of the applicable retail unit, payable on the Quarterly Payment Dates (as such term is defined in subsection 5.1(b) below). Quarterly Incentive Awards are not structured to satisfy the requirements for “performance-based compensation” outlined in regulations issued under Code Section 162(m).

(d) The “Annual Incentive Award” shall refer to the final annual portion of a Participant’s Target Incentive Award payable on the Annual Payment Date (as such term is defined in subsection 5.1(a) below).

(e) Any Quarterly Incentive Award or Annual Incentive Award shall be satisfied by a distribution in accordance with Section 5 and subject to Sections 6 and 7.

3.2. Adjustments based on Assignment Changes during Performance Period. Notwithstanding anything in the AIP to the contrary, with respect to Awards that are not designated as intended to meet the requirements of “performance-based compensation” under Code Section 162(m) (and the regulations issued thereunder) and prior to the settlement of any Award, if the Target Annual Incentive for a new Assignment (including if due to promotion or demotion) is lower or higher than the Target Annual Incentive for a Participant’s immediately prior Assignment, the Participant’s Target Incentive Award may be to adjusted by Corporate Compensation or the Compensation Committee, as applicable, to ensure that the overall target cash compensation (i.e., the sum of base pay and Target Annual Incentive) for the new Assignment is comparable to the overall target cash compensation for the immediately prior Assignment.

3.3. Performance Period. The “Performance Period” refers to (a) with respect to the Annual Incentive Award, the applicable Fiscal Year and (b) with respect to the Quarterly Incentive Award, each three month period beginning as of the first day of the applicable Fiscal Year. The amount of an Award, if any, shall be determined following completion of the applicable Performance Period in accordance with this Section 3 and Section 4.

3.4. Pro-ration.

(a) The Annual Incentive Award, and any Quarterly Incentive Award, of a Participant who experiences a status change or position change, shall be pro-rated based on the number of days worked on active payroll in each AIP-eligible Assignment during the Performance Period.

(b) The Annual Incentive Award, and any Quarterly Incentive Award, of a Participant who experiences a demotion or promotion, shall be pro-rated based on the Target Annual Incentives and applicable rates of base pay in effect during the Performance Period, subject to Sections 2.2 and 3.2 above.

(c) The Annual Incentive Award, and any Quarterly Incentive Award, of a Participant who experiences an event described in Section 6, shall be pro-rated based upon a fraction, the numerator of which is the number of days worked on active payroll in an AIP-eligible Assignment during the Performance Period and the denominator of which is the number of days in the Performance Period.

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SECTION 4

GOALS AND PERFORMANCE

4.1. Company Goals. The financial performance goals, which are approved by the Compensation Committee, shall include Threshold EBITDA, Target EBITDA and Maximum EBITDA levels of performance.

(a) AIP EBITDA. Subject to adjustment, if any, in accordance with subsection (f) of this Section 4.1, “AIP EBITDA” refers to earnings before interest, taxes, depreciation and amortization for the Performance Period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, other than Sears Canada (referred to as the “Domestic Company”), less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1 million or more); the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and restructuring activities. If after March 15, 2007 (which is the date the Compensation Committee approved the design of the AIP), the Domestic Company acquires assets or an entity that has associated EBITDA (measured using the same principles as those described in the preceding provisions of this subsection (a) in its last full fiscal year prior to the acquisition, of greater than or equal to $100,000,000, any EBITDA associated with such assets or entity (after its acquisition) and during the Performance Period shall be disregarded in determining AIP EBITDA under this subsection (a).

(b) Threshold EBITDA. “Threshold EBITDA” reflects the minimum Company performance that must be achieved for any Annual Incentive Award to be paid, which is 90% of the target EBITDA for the immediately preceding Performance Period.

(c) Target EBITDA. Subject to adjustment, if any, in subsection (e), “Target EBITDA” refers to the target level of EBITDA, for the Performance Period, established by the Compensation Committee consistent with Company strategy, in accordance with subsection (a) above.

(d) Maximum EBITDA. “Maximum EBITDA” reflects a level of Company performance that significantly exceeds Company and shareholder expectations, which is 125% of the Target EBITDA.

(e) Adjustments to Target EBITDA. The AIP EBITDA incentive target contemplates that the Domestic Company remains approximately the same size over the period of the AIP. If, after March 15, 2007, the Domestic Company divests itself of assets or an entity that has associated EBITDA (measured using the same principles as those described in subsection (a) above) in its last full fiscal year prior to the divestiture of greater than or equal to $100,000,000, Target EBITDA for the Company’s fiscal year in which the divestiture occurs will be decreased by actual EBITDA of such assets or entity for the portion of such assets’ or entity’s last full fiscal year prior to the divestiture corresponding to the portion of the Company’s fiscal year (in which the divestiture occurs) remaining after the divestiture occurs; and Target EBITDA for each of the following fiscal years of the Company, if any, in the Performance Period will be decreased by the actual EBITDA of such assets or entity for such assets’ or entity’s last full fiscal year prior to the divestiture.

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(f) Quarterly Incentive Award. Notwithstanding the foregoing, with respect to the Quarterly Incentive Award portion of the Target Incentive Award, Corporate Compensation shall establish different threshold, target and maximum goals.

4.2. Company Performance. Company performance is determined based on certain financial components including the following primary components: EBITDA, Merchandise Margin, other financial performance metrics; which shall be applied to a Participant based upon his or her Assignment.

(a) EBITDA Performance.

(i) Threshold Payout. Subject to Participant performance and Sections 5 and 6, if Threshold EBITDA is met, 60% of a Target Incentive Award shall be paid.

(ii) Target Payout. Subject to Participant performance and Sections 5 and 6, 100% of a Target Incentive Award shall be paid.

(iii) Maximum Payout. Subject to Participant performance and Sections 5 and 6, 150% of a Target Incentive Award shall be paid.

(iv) Adjustment. If EBITDA performance falls between the Threshold and the Target or the Target and the Maximum payout levels, the adjustment to an Award shall be determined by straight-line interpolation.

(b) Merchandise Margin. The Merchandise Margin is also taken into consideration. “Merchandise Margin” refers to internal margin as reported on the Company’s domestic internal operating statements, and generally consists of merchandise gross profit, vendor allowances/subsidy included in margin, return-to-vendor markouts, allocated 0% finance promotion costs, product quality costs and inventory shrink.

(c) Other Financial Performance Metrics. In addition to the performance measures described above, other financial measures have been established to measure the contribution or profit of different business units. The applicability of these other performance measures to a Participant will depend on his or her Assignment.

4.3. Participant Performance. Except as provided in subsection 4.3(c) below, Corporate Compensation or the Compensation Committee, as applicable, shall have the discretion to apply an individual performance modifier to a Participant’s Annual Incentive Award, which enables the Award to be modified, positively or negatively, based on individual Participant performance. Prior to payment of a Quarterly Incentive Award, Corporate Compensation shall determine and communicate whether an individual modifier shall apply to any, some or all quarters.

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(a) Such individual modifier may be applied to modify a Participant’s Annual Incentive Award as follows:

Performance	Rating	Modifier
Exceeds Expectation	5	+ 0% to 25%
Above Average	4	+ 0% to 15%
Average	3	No adjustment
Below Average	2	- 25%
Poor Performance	1	- 100%

(b) Notwithstanding the forgoing, the sum of a Participant’s Annual Incentive Award and Quarterly Incentive Award shall not be modified above 150% of the sum of his or her Annual Incentive Award and Quarterly Incentive Award, in accordance with subsection 4.2(a)(iii).

(c) The individual modifier shall not apply to the portion of an Award attributable to any portion of the Performance Period during which a Participant holds a position of Senior Vice President or higher, and in no event will positive discretion be applied to any Award for a Participant who is a “covered employee” within the meaning of Code Section 162(m) (and the regulations issued thereunder) with respect to the Performance Period or as of the Payment Date.

4.4. Additional Requirements. All Annual Incentive Awards and Quarterly Incentive Awards awarded under the AIP are subject to the provisions of Sections 5, 6 and 7.

SECTION 5

DISTRIBUTION

5.1. Time of Payment. Subject to Sections 6 and 7, the Annual Incentive Awards and Quarterly Incentive Awards that are payable under the AIP, based on the Awards and payout formulas described at Sections 3 and 4, shall be distributed as follows:

(a) The Annual Incentive Award, other than Quarterly Incentive Award, shall be distributed within two and one-half (2 1/2) months of the close of the 2007 Fiscal Year; provided, however, that no distribution shall be made hereunder until after the Compensation Committee has certified the attainment of the performance goals and the Compensation Committee or Corporate Compensation, as appropriate, has determined the amount to be paid to each Participant. Notwithstanding anything herein to the contrary, such distributions shall be made no later than required by Code Section 409A to avoid treatment of the AIP as a deferred compensation plan under Code Section 409A. The date as of which payment is made in accordance with this subsection 5.1(a) is referred to herein as the “Annual Payment Date.”

(b) The Quarterly Incentive Award shall be distributed within sixty (60) days of the close of the applicable quarter, provided, however, that no distribution shall be made hereunder until after Corporate Compensation has certified the attainment of the performance goals. Notwithstanding the foregoing, any Quarterly Incentive Award payable with respect to the first two quarters of fiscal year 2007 shall be paid by October 1, 2007. The date as of which payment is made in accordance with this subsection 5.1(b) is referred to herein as the “Quarterly Payment Date.”

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5.2. Form of Payment. Quarterly Incentive Awards and Annual Incentive Awards under the AIP shall be paid as a single, lump sum cash payment.

5.3. Termination of Employment and Other Provisions. All distributions are subject to the provisions of Sections 6 and 7, below.

SECTION 6

TERMINATION; LEAVE OF ABSENCE; REINSTATEMENT

Any Award payable under this Section 6 shall be payable in accordance with Section 5.

6.1. Termination. If a Participant incurs a termination of employment before the applicable Quarterly Payment Date or Annual Payment Date (as defined in Section 5.1 above), the effect of termination of employment on a Participant’s right to receive an Award under the AIP shall depend on the reason for the termination, as described in this subsection 6.1.

(a) Voluntary Termination or Involuntary Termination. In the event that prior to the applicable Quarterly Payment Date or Annual Payment Date of an Award, a Participant (i) voluntarily terminates employment (for any reason other than due to permanent and total disability, as defined in the Company’s long-term disability program, regardless of whether the Participant is covered by such program), (ii) is involuntarily terminated due to unit closing, reorganization, business exit, job elimination, or permanent layoff, or (iii) is involuntarily terminated for “Poor Performance” or with “Cause” prior to the applicable Payment Date of an Award, such Participant shall forfeit his or her Award. “Poor Performance” and “Cause” shall be as defined in the Participant’s severance agreement or other employment agreement, or if such term does not appear therein or a Participant does not have such an agreement with the Company, then as defined in Section 9.

(b) Disability. In the event that prior to the applicable Quarterly Payment Date or Annual Payment Date of an Award, a Participant suffers a permanent and total disability (as defined in the Company’s long-term disability program, regardless of whether the Participant is covered by such program) while employed by the Company or an Employer resulting in termination or retirement, subject to Section 7 below, such Participant shall be entitled to a distribution of the Award that would otherwise be payable to the Participant under Sections 3 and 4 above, pro-rated based upon a fraction, the numerator of which is the number of days worked on active payroll in an AIP-eligible Assignment during the Performance Period and the denominator of which is the number of days in the Performance Period.

(c) Death. In the event that a Participant dies while employed by a Participating Employer but prior to the applicable Quarterly Payment Date or Annual Payment Date of his or her Award, the estate of such Participant shall be entitled to a distribution of the Award, if any, payable in cash that would otherwise be payable to the Participant under Sections 3 and 4 above, pro-rated based upon a fraction, the numerator of which is the number of days worked on active payroll in an AIP-eligible Assignment during the Performance Period and the denominator of which is the number of days in the Performance Period.

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6.2. Leave of Absence.

(a) General. In the event that a Participant is on an unpaid leave of absence any time during the Performance Period or at the time of the applicable Quarterly Payment Date or Annual Payment Date, subject to subsections (b) and (c) immediately below and Section 7, such Participant shall be entitled to a distribution of the Award that would otherwise be payable to the Participant under Sections 3 and 4 above, pro-rated based upon a fraction, the numerator of which is the number of days worked on active payroll in an AIP-eligible Assignment during the Performance Period and the denominator of which is the number of days in the Performance Period.

(b) Short-Term Disability. In the event that a Participant is on a leave of absence due to short-term disability (including, for purposes of the AIP, paid maternity leave) any time during the Performance Period, subject to subsection (c) below and Section 7), the period of the leave of absence shall be treated as time on active payroll and will be credited toward the determination of the Participant’s Award and the Participant shall be entitled to payment of the Award in accordance with Section 5, even if the Participant is on the short-term disability leave of absence as of the applicable Quarterly Payment Date or Annual Payment Date.

(c) Salary Continuation. In the event that a Participant is receiving salary continuation under a severance or non-compete agreement or a Company-sponsored transition pay or severance pay plan as of the applicable Quarterly Payment Date or Annual Payment Date, such Participant shall forfeit his or her Award.

6.3. Reinstatement. If a Participant who forfeited his or her Award as a result of a termination of employment is reinstated or rehired during the Performance Period, any Award attributable to the portion of the Performance Period prior to the termination of employment shall remain forfeited. Notwithstanding the foregoing, such a Participant shall be eligible for an Award based on a fraction, the numerator of which is the number of days worked on active payroll in an AIP-eligible Assignment on or after reinstatement or rehire during the Performance Period and the denominator of which is the number of days in the Performance Period.

SECTION 7

OPERATION AND ADMINISTRATION

7.1. Compensation Committee and Corporate Compensation.

(a) Compensation Committee. Notwithstanding subsection (b) immediately below, Corporate Compensation:

(i) Shall approve the Target Annual Incentives and the Awards for Executives under its purview;

(ii) Notwithstanding subsection (b) below, with respect to Executives under its purview, shall have the authority and discretion to establish the terms, conditions, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to amend, cancel, or suspend Awards, subject to the requirements of Code Section 162(m), if applicable;

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(iii) May make additional changes to the AIP that it deems appropriate for the effective administration of the AIP; provided however, that these changes may not increase the benefits to which Participants may become entitled under the AIP nor change the pre-established measures in goals that have been approved, except as explicitly provided in the AIP; and

(iv) Shall be responsible for all other duties and responsibilities allocated to the Compensation Committee under the terms and conditions of the AIP.

(b) Corporate Compensation. Except as provided in subsection (a) immediately above, Corporate Compensation:

(i) Shall Determine the Target Annual Incentive for each Assignment;

(ii) Shall have the authority to control and manage the operation and administration of the AIP;

(iii) Shall be responsible for the day-to-day administration of the AIP, including without limitation the exception process described in Section 7.2 below;

(iv) Subject to the other provisions of the AIP, have the authority and discretion to determine the time or times of receipt of Awards, to establish the terms, conditions, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to amend, cancel, or suspend Awards, subject to the requirements of Code Section 162(m), if applicable; and

(v) Shall be responsible for all other duties and responsibilities allocated to Corporate Compensation under the terms and conditions of the AIP.

(c) Any determinations by the Compensation Committee or Corporate Compensation, as applicable regarding this AIP are binding on all Participants.

(d) Corporate Compensation and the Compensation Committee, as appropriate, shall have the authority and discretion to interpret the AIP, to establish, amend, and rescind any rules and regulations relating to the AIP and to make all other determinations that may be necessary or advisable for the administration of the AIP.

7.2. Incentive Exceptions. Corporate Compensation shall have the authority to receive and consider requests by Business Units of the Participating Employers for an exception to an established performance measures due to circumstances outside of the business unit’s control. Corporate Compensation may establish a procedure reviewing and approve or rejecting an exception. Corporate Compensation shall receive approval from the Chief Financial Officer and Senior Vice President of Human Resources of Sears Holdings Corporation before approving an exception request. Any exception determination shall be binding. In no event will positive discretion be applied to any Award that has been designated as intended to meet the requirements of Code Section 162(m) (and the regulations issued thereunder) with respect to the Performance Period or as of the Payment Date.

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7.3. Discretion. Notwithstanding Section 7.2 or anything in the AIP to the contrary, with respect to Awards that are not designated as intended to meet the requirements of “performance-based compensation” under Code Section 162(m) (and the regulations issued thereunder) and prior to the settlement of any Award, the Compensation Committee may change the pre-established measures and goals that have been approved for such Award and increase or reduce the amount of such Award.

7.4. Tax Withholding. All distributions under the AIP are subject to withholding of all applicable taxes.

7.5. Settlement of Awards. The obligation to make payments and distributions with respect to Awards shall be satisfied through delivery of cash. Satisfaction of any such obligations under an Award, which is sometimes referred to as the “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as Corporate Compensation or the Compensation Committee, as appropriate, shall determine. Each Employer shall be liable for payment of cash due under the AIP with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Employer by the Participant. Any disputes relating to liability of an Employer for cash payments shall be resolved by Corporate Compensation.

7.6. Transferability. Except as otherwise provided by Corporate Compensation, Awards under the AIP are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

7.7. Form and Time of Elections. Unless otherwise specified herein, any election required or permitted to be made by any Participant or other person entitled to benefits under the AIP, and any permitted modification, or revocation thereof, shall be in writing filed with Corporate Compensation at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the AIP, as Corporate Compensation shall require.

7.8. Action by Company or Employer. Any action required or permitted to be taken under the AIP by the Company or any other Employer of the foregoing shall be by resolution of its board of directors, or by action of one or more members of the board of directors of such company (including a committee of the board) who are duly authorized to act for such board with respect to the applicable action, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange or similar entity) by a duly authorized officer of such company.

7.9. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

7.10. Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the AIP, acquire any right in or title to any assets, funds or property of the Company or any Employer whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Employer, in its sole discretion, may set aside in anticipation of a liability under the

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AIP. A Participant shall have only a contractual right to the cash, if any, payable under the AIP, unsecured by any assets of the Company or any Employer, and nothing contained in the AIP shall constitute a guarantee that the assets of the Company or any Employer shall be sufficient to pay any benefits to any person.

(b) The AIP does not constitute a contract of employment, and status as a Participant shall not give any Eligible Employee the right to be retained in the employ of the Company or any Employer, nor any right or claim to any benefit under the AIP, unless such right or claim has specifically accrued and vested under the terms of the AIP.

7.11. Evidence. Evidence required of anyone under the AIP may be by certificate, affidavit, document or other information, which the person charged with acting on such evidence considers pertinent and reliable, and which has been signed, made or presented by the proper party or parties.

7.12. Information to be Furnished. The Company and the Participating Employers shall furnish Corporate Compensation and the Compensation Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and the Participating Employers as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the AIP must furnish Corporate Compensation or the Compensation Committee, as appropriate, such evidence, data or information as Corporate Compensation or the Compensation Committee considers desirable to carry out the terms of the AIP, subject to any applicable privacy laws.

SECTION 8

AMENDMENT AND TERMINATION

The Company may amend or terminate the AIP at any time and for any reason in its sole discretion. Notwithstanding the foregoing, no amendment may be made, without the consent of the shareholders of the Company, that would cause any Awards intended to meet the requirements of “performance-based compensation” under Code 162(m) and the regulations thereunder, to cease to be deductible under Code Section 162(m). Further, notwithstanding anything herein to the contrary, (a) no amendment shall be made that would cause the Plan not to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity, and (b) the AIP and any Award thereunder may be amended without Participant consent to the extent that Compensation Committee (or its authorized representative) determines such amendment necessary to cause the AIP or Award to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity.

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SECTION 9

DEFINED TERMS

9.1. In addition to the other definitions contained herein, the following definitions shall apply:

(a) Assignment. The term “Assignment” refers to a Participant’s position or location and/or business unit. Corporate Compensation or the Compensation Committee, as appropriate, has determined the Target Annual Incentive for each Assignment.

(b) Award. The term “Award” refers to any Annual Incentive Award or Quarterly Incentive Award, as applicable, awarded under the AIP.

(c) Board. The term “Board” means the Board of Directors of the Company.

(d) Cause. The term “Cause” means (i) a material failure by a Participant (other than a failure resulting from employee’s incapacity due to a mental or physical disability) to perform the Participant’s duties and responsibilities, which failure is demonstrably willful and deliberate on the Participant’s part, is committed in bad faith or without reasonable belief that such failure is in the best interests of the Company and its affiliates and is not remedied in a reasonable period of time after receipt of written notice from the Company or its affiliate specifying such failure, (ii) the commission by the Participant of a felony, or a misdemeanor involving moral turpitude, or (iii) dishonesty or willful misconduct in connection with the Participant’s employment.

(e) Compensation Committee. The term “Compensation Committee” refers to the Compensation Committee of the Board of Directors of Sears Holdings Corporation.

(f) Corporate Compensation. The term “Corporate Compensation” refers to the function within the Human Resources Department of the Company (or its authorized representative) that is allocated the duties of administering the compensation arrangements sponsored by the Company.

(g) Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time (and the regulations issued thereunder). A reference to any provision of the Code shall include reference to any successor provision of the Code (and the regulations issued thereunder).

(h) Executive. The term “Executive” refers to any employee of an Employer who holds a position of senior vice president position or higher, or any employee who is an executive officer under Section 16(b) of the Securities and Exchange Act of 1934.

(i) Fiscal Year. The term “Fiscal Year” refers to (i) with respect to Participants employed by the Company (including any Participating Employer other than Lands’ End, Inc.), the twelve (12) month period beginning on February 4, 2007 and ending on February 2, 2008 (i.e., the Saturday closest to January 31 of calendar year 2008), and (ii) with respect to Participants employed by Lands’ End, Inc., the twelve (12) month period beginning on February 3, 2007 and ending on February 1, 2008 (i.e., the Friday closest to January 31 of calendar year 2008).

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(j) Poor Performance. The term “Poor Performance” means the circumstance in which a Participant receives a below-expectations rating in any primary performance category per the Company performance management system within six (6) months prior to the date that the Participant is terminated.

(k) Retail Participant. The term “Retail Participant” refers to each salaried store employee, excluding salaried employees in the pharmacy department.

(l) Support Center. For purposes of determining which corporate hourly employees are Eligible Employees under the AIP, the term “Support Center” refers to the following corporate locations: (i) Hoffman Estates, Illinois, (ii) Troy, Michigan, (iii) Dodgeville, Wisconsin (with respect to associates referred to as salaried non-exempt associates only), (iv) Tucker, Georgia, (v) Dallas, Texas, (vi) New York Design Center facilities in New York and (vii) SRAC in Wilmington, Delaware. “Support Center” also includes Kmart Corporation and Kmart Management Corporation management and salaried employees in the field but on a Support Center overhead account.

SECTION 10

EXPIRATION OF AIP

The AIP shall expire, subject to earlier termination pursuant to Section 8, on the date on which all Annual Incentive Awards and Quarterly Incentive Awards (if any) are paid in full in accordance with the provisions of the AIP.

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IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of Sears Holdings Corporation has caused this AIP to be executed effective as of the date first stated above, by the undersigned officer of Sears Holdings Corporation on this 2nd day of May, 2007.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert D. Luse
Robert D. Luse
Title:	SVP, Human Resources

SEARS HOLDINGS CORPORATION

2007 ANNUAL INCENTIVE PLAN

APPENDIX A

Participating Employers

(As of March 15, 2007)

1.	Sears Holdings Corporation

2.	Sears Holdings Management Corporation

3.	Sears, Roebuck and Co.

a.	Including Lands’ End, Inc.

b.	Excluding Orchard Supply Hardware Stores Corporation

4.	Kmart Holding Corporation

a.	Kmart Management Corporation

b.	Kmart Corporation